UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2009

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 North Sam Houston Parkway East, Suite 400 Houston, Texas	77060
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-618-0400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 2, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc. (“Helix”) adopted and approved the 2009 Long-Term Incentive Cash Plan (the “Plan”) to provide certain long-term cash based compensation to eligible employees of Helix. Pursuant to the Plan cash awards may have performance-based vesting or time-based vesting or both. The terms of each award are to be set forth in an Award Letter (an “Award Letter”) with such terms and provisions as the Committee or other administrator may determine.
Set forth below is a summary of the Plan and the Award Letters, each of which is qualified in its entirety by the full text of the Plan and Award Letter, as applicable, which are attached hereto as Exhibits 10.1 and 10.2.
•
Awards. The Plan permits the grant of cash incentive awards to eligible participants, payable upon the expiration of certain time-based vesting requirements or upon the attainment of performance goals determined by the Committee or other administrator.

•
Administration. With respect to awards to participants who are officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), the Plan will be administered by the Committee. With respect to awards to all other participants, the Plan will be administered by such officers to whom the Committee has delegated authority to administer the Plan (collectively with the Committee, the “Administrator”).

•	Eligible Participants. All employees of the Company or its affiliates who are regular employees are eligible to receive an award.

•
Performance Goals. The Administrator may select one or more performance metrics to establish the applicable performance goals. Awards under the Plan are not required to contain performance goals. Any performance goal will be set forth in the participant’s Award Letter.

•
Award Term. Awards will be measured and vest over such period of time as shall be established by the Administrator and may be divided into, and the achievement of performance goals determined in, a number of periods.

•
Eligibility for Payment. Unless otherwise determined by the Administrator in its sole discretion, a participant must be an employee on the applicable anniversary of the award in the case of a time-based award, or the day after the applicable measurement period in the case of performance-based awards, to be eligible for payment of an award.

•
Payment upon a Change of Control. Unless otherwise provided in the Award Letter, in the event of a change of control, as defined in the Plan, prior to the end of the term, then the performance goals shall be deemed to have been satisfied as of the date of the change of control and any time-based awards shall immediately vest.

•	Award Letters. All Awards shall be set forth in an Award Letter setting forth the terms and conditions of each award.

•	Amendment and Termination. The Plan may be amended, or terminated by the Board or the Committee at any time.
In addition, the Committee determined the base salaries, the Long-Term Incentive Cash Award, the 2009 Target Bonus and granted awards of restricted stock under our 2005 Long Term Incentive Plan, for each of the executive officers of Helix. The following table sets forth the base salary, Long-Term Incentive Cash Award and the 2009 Target Bonus for each executive officer listed in the “Summary Compensation Table” in Helix’s proxy statement for its 2008 annual meeting of stockholders who will continue to be employed by Helix during calendar 2009 and the number of shares of restricted stock awarded to each such executive officer:

			Shares of
	Base Salary	Long-Term Incentive	Restricted	2009 Target
Name and Title	(1)	Cash Award(2)	Stock(3)	Bonus
Owen Kratz, President and Chief Executive Officer	$700,000	$2,476,628	72,289	$1,400,000
Bart H. Heijermans, Executive Vice President and Chief Operating Officer	$450,000	$1,651,083	48,193	$600,000
Robert Murphy, Executive Vice President — Oil & Gas	$450,000	$1,651,083	48,193	$600,000
Lloyd A. Hajdik, Senior Vice President — Finance and Chief Accounting Officer	$275,000	$430,214	9,639	$225,000
(1)	Base salary will be effective as of January 1, 2009. Except for Mr. Hajdik, the 2009 base salaries are the same as each executive officer’s 2008 base salary.

(2)
Long-Term Incentive Cash Award Letters to each executive officer will be issued pursuant to the Plan. The cash award will vest 20% per year for a five-year period beginning on January 2, 2010 or upon such other events described in the Award Letter. The amount payable under each such award is calculated based on the increase or decrease of Helix’s stock price on the applicable vesting date compared to $7.24. The maximum amount payable based upon the award is two (2) times the target award described above.

(3)
The number set forth under restricted stock issuance is equal to the number of shares of restricted stock received by the applicable executive officer in January 2008. Each officer received the same number of shares of restricted stock on January 2, 2009.

The 2009 cash bonus will be determined and paid in approximately March 2010 based on the achievement of certain Company performance objectives as determined by the Compensation Committee and as described in the Company’s proxy statement for the annual meeting of stockholders. The 2009 cash bonus amounts may be adjusted in the complete discretion of the Compensation Committee.
Information related to the other elements of total compensation for these executive officers will be disclosed in Helix’s 2009 Proxy Statement to the extent required by the rules related to proxy statements and the disclosure of executive compensation.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

Number	Description
10.1	2009 Long-Term Incentive Cash Plan for Helix Energy Solutions Group, Inc.

10.2	Form of Award Letter to be used in connection with the 2009 Long-Term Incentive Cash Plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 6, 2009

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ Anthony Tripodo
Anthony Tripodo
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
10.1	2009 Long-Term Incentive Cash Plan for Helix Energy Solutions Group, Inc.

10.2	Form of Award Letter to be used in connection with the 2009 Long-Term Incentive Cash Plan.